Exhibit 3.11

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:27 PM 12/15/2010
FILED 03:02 PM 12/15/2010
SRV 101192617 - 3224951 FILE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

BRESNAN BROADBAND HOLDINGS, LLC

This Amended and Restated Certificate of Formation of Bresnan Broadband Holdings, LLC (the “Company”), dated as of December 15, 2010 is being duly adopted and filed by the Company and executed by the undersigned, an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the Company which was filed on May 8, 2000, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq).

1. Name. The name of the limited liability company is Bresnan Broadband Holdings, LLC.

2. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, (County of New Castle).

3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, (County of New Castle).

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first above written.

BRESNAN BROADBAND HOLDINGS, LLC

By:	BBHI HOLDINGS LLC, its sole member

	By:	CSC HOLDINGS, LLC, its sole member

		By:	/s/ Bret Richter
			Name:	Bret Richter
			Title:	SVP